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                                                                   EXHIBIT 99.3


                                               JAG Media Holdings, Inc.
                                           6865 S.W. 18th Street, Suite B13
[JAG MEDIA LOGO]                                Boca Raton, FL 33433
                                       Tel: (561) 393-0605 o Fax: (561) 892-0821

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May 24, 2004

To: Registered Shareholders of JAG Media Holdings, Inc. Class A Common Stock and Series 1 Class B Common Stock

Our records indicate that you are the registered owner of shares of JAG Media Holdings, Inc. Class A common stock ("Class A Share(s)") and/or Series 1 Class B common stock ("Series 1 Class B Share(s)"). As you know, a plan of recapitalization was approved by our shareholders at an Annual Meeting held on February 11, 2004. Pursuant to the approved recapitalization, each Class A Share and Series 1 Class B Share will be reclassified into one (1) new JAG Media common share. In accordance with the terms of the recapitalization, each holder of Class A Shares and/or Series 1 Class B Shares is entitled, upon surrender of certificate(s) formerly representing such shares, to receive in exchange therefor certificates representing new JAG Media common shares.

To obtain your stock certificate(s) for the new JAG Media common shares please read and carefully complete the enclosed Letter of Transmittal. Please then forward the completed Letter of Transmittal together with the stock certificate(s) for your Class A Shares and/or Series 1 Class B Shares to our Exchange Agent, Transfer Online, Inc. Note that there is no need for you to, and you should not, endorse any of the stock certificates you are surrendering for exchange. You may also download copies of the Letter of Transmittal from Transfer Online's website (www.transferonline.com) or the Company's website (www.jagnotes.com).

Shareholders should note that our Exchange Agent will not be able to issue you certificates of new JAG Media common shares until the Certificate of Amendment of our Articles of Incorporation is filed in the State of Nevada. Accordingly, shareholders need to transmit their certificates for Class A Shares and/or Series 1 Class B Shares to the Exchange Agent only upon, or shortly prior to, effectiveness of the recapitalization. THE COMPANY EXPECTS THAT THE EFFECTIVE DATE OF THE RECAPITALIZATION WILL BE JUNE 4, 2004.

Once the recapitalization becomes effective, all issued and outstanding Class A Shares and Series 1 Class B Shares will cease to represent an interest in JAG Media and you will not have the right to vote such shares. Such Class A Shares and Series 1 Class B Shares will only represent a right to be exchanged for new JAG Media common shares.

Very truly yours,
JAG MEDIA HOLDINGS, INC.